Certificate number

1

Shares

1,000,000

GMS CAPITAL CORP.

[redacted]

This certificate attests that Metratech Business Solutions Inc. (name of shareholder) is the holder of 1,000,000 (quantity) class Common shares, serie ______ of the Corporation.

Upon presentation of this certificate, its holder or any person appointed by him in accordance with the articles and by-laws of the Corporation may exercise all rights and privileges attached hereto.

The Corporation shall furnish a shareholder on demand and without charge, with a full text copy of:

a) the rights, privileges, restrictions and conditions attached to each class authorized to be issued and to each series insofar as the same have been fixed by the directors; and

b) the authority of the directors to fix the rights, privileges, restrictions and conditions of subsequent series.

A summary description of same appears on the reverse side hereof.

Notice:

The shares represented by this certificate are subject to: ( ) *a restriction on their transfer*

( ) *a unanimous shareholders' agreement*

In witness whereof, *the Corporation has caused this certificate to be signed by its duly authorized directors or officers.*

This 18th *day of* September 2007